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EXHIBIT 16.1


ACCOUNTANTS AND                                        GRANT THORNTON
MANAGEMENT CONSULTANTS                                 GRANT THORNTON, LLP

The US Member Firm of
Grant Thornton International



July 8, 1999


Securities and Exchange Commission
Washington, DC  20549

RE:  Metro Global Media, Inc.
     File No. 0-21634

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of Metro Global Media, Inc. (the Company) dated June 28, 1999, and agree with the statements therein that there have been no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

However, we believe that disclosure of the following reportable event is required in the circumstances:

After undertaking this engagement, Grant Thornton LLP (Grant Thornton or Grant) learned that the operating and financial decision making authority at the Company is with a minority shareholder whose role had not been previously disclosed to Grant Thornton. This individual is not listed as an officer or director of the Company. Based upon supplemental due diligence, Grant Thornton concluded, in its professional judgement, that this unexpected development made us unwilling to be associated with the Company's financial statements. Accordingly, we have resigned as the Company's auditors.

Very truly yours,

Grant Thornton, LLP



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